Exhibit 99.1

NEWS RELEASE

FINANCIAL NEWS BRIEF

April 23, 2024

For Immediate Release

Vicor Corporation Reports Results for the First Quarter Ended March 31, 2024

Andover, Mass., April 23, 2024 (GLOBE NEWSWIRE) — Vicor Corporation (NASDAQ: VICR) today reported financial results for the first quarter ended March 31, 2024. These results will be discussed later today at 5:00 p.m. Eastern Time, during management’s quarterly investor conference call. The details for the call are below.

Revenues for the first quarter ended March 31, 2024 totaled $83.9 million, a 14.3% decrease from $97.8 million for the corresponding period a year ago, and a 9.5% sequential decrease from $92.7 million in the fourth quarter of 2023.

Gross margin decreased to $45.1 million for the first quarter of 2024, compared to $46.5 million for the corresponding period a year ago, and decreased sequentially from $47.3 million for the fourth quarter of 2023. Gross margin, as a percentage of revenue, increased to 53.8% for the first quarter of 2024, compared to 47.6% for the corresponding period a year ago, and increased from 51.1% for the fourth quarter of 2023. Operating expenses increased to $44.0 million for the first quarter of 2024, compared to $36.1 million for the corresponding period a year ago, and increased sequentially from $40.0 million for the fourth quarter of 2023, primarily due to an increase in legal expenses.

Net income for the first quarter was $2.6 million, or $0.06 per diluted share, compared to net income of $11.2 million or $0.25 per diluted share, for the corresponding period a year ago and net income of $8.7 million, or $0.19 per diluted share, for the fourth quarter of 2023.

Cash flow from operations totaled $2.7 million for the first quarter, compared to cash flow from operations of $10.1 million for the corresponding period a year ago, and cash flow from operations of $22.1 million in the fourth quarter of 2023. Capital expenditures for the first quarter totaled $7.4 million, compared to $10.1 million for the corresponding period a year ago and $7.7 million for the fourth quarter of 2023. Cash and cash equivalents as of March 31, 2024 decreased 1.3% sequentially to approximately $239.2 million compared to approximately $242.2 million as of December 31, 2023.

Backlog for the first quarter ended March 31, 2024 totaled $150.3 million, a 44.6% decrease from $271.3 million for the corresponding period a year ago, and 6.5% sequential decrease from $160.8 million at the end of the fourth quarter of 2023.

Commenting on first quarter performance, Chief Executive Officer Dr. Patrizio Vinciarelli stated: “Q1 gross margins and operating expenses reflect a step up in royalty income and legal expenses relating to our campaign to assert Vicor Intellectual Property. Licenses to OEMs, giving access to patented power system technology from otherwise infringing suppliers, will complement future revenues from our 5G product line and ChiP foundry. These capabilities position Vicor ahead of demands for escalating current and power density, with superior performance and foundry capacity that anticipate market requirements.”

“As we confront challenges and pursue opportunities, 2024 will be seen as the year in which our product strategy, selective licensing of Intellectual Property and clarity of purpose secured Vicor’s future growth and profitability. We are pleased with our execution of this comprehensive vision.”

For more information on Vicor and its products, please visit the Company’s website at www.vicorpower.com.

Earnings Conference Call

Vicor will be holding its investor conference call today, Tuesday, April 23, 2024 at 5:00 p.m. Eastern Time. Vicor encourages investors and analysts who intend to ask questions via the conference call to register with Notified, the service provider hosting the conference call. Those registering on Notified’s website will receive dial-in info and a unique PIN to join the call as well as an email confirmation with the details. Registration may be completed at any time prior to 5:00 p.m. on April 23, 2024. For those parties interested in listen-only mode, the conference call will be webcast via a link that will be posted on the Investor Relations page of Vicor’s website prior to the conference call. Please access the website at least 15 minutes prior to the conference call to register and, if necessary, download and install any required software. For those who cannot participate in the live conference call, a webcast replay of the conference call will also be available on the Investor Relations page of Vicor’s website.

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Any statement in this press release that is not a statement of historical fact is a forward-looking statement, and, the words “believes,” “expects,” “anticipates,” “intends,” “estimates,” “plans,” “assumes,” “may,” “will,” “would,” “should,” “continue,” “prospective,” “project,” and other similar expressions identify forward-looking statements. Forward-looking statements also include statements regarding bookings, shipments, revenue, profitability, targeted markets, increase in manufacturing capacity and utilization thereof, future products and capital resources. These statements are based upon management’s current expectations and estimates as to the prospective events and circumstances that may or may not be within the company’s control and as to which there can be no assurance. Actual results could differ materially from those projected in the forward-looking statements as a result of various factors, including those economic, business, operational and financial considerations set forth in Vicor’s Annual Report on Form 10-K for the year ended December 31, 2023, under Part I, Item I — “Business,” under Part I, Item 1A — “Risk Factors,” under Part I, Item 3 — “Legal Proceedings,” and under Part II, Item 7 — “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The risk factors set forth in the Annual Report on Form 10-K may not be exhaustive. Therefore, the information contained in the Annual Report on Form 10-K should be read together with other reports and documents filed with the Securities and Exchange Commission from time to time, including Forms 10-Q, 8-K and 10-K, which may supplement, modify, supersede or update those risk factors. Vicor does not undertake any obligation to update any forward-looking statements as a result of future events or developments.

Vicor Corporation designs, develops, manufactures, and markets modular power components and complete power systems based upon a portfolio of patented technologies. Headquartered in Andover, Massachusetts, Vicor sells its products to the power systems market, including enterprise and high performance computing, industrial equipment and automation, telecommunications and network infrastructure, vehicles and transportation, and aerospace and defense electronics.

For further information contact:

James F. Schmidt, Chief Financial Officer

Office: (978) 470-2900

Email: invrel@vicorpower.com

VICOR CORPORATION

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(Thousands except for per share amounts)

	QUARTER ENDED
	(Unaudited)
	MAR 31,	MAR 31,
	2024	2023
Net revenues	$83,872	$97,816
Cost of revenues	38,749	51,282

Gross margin	45,123	46,534
Operating expenses:
Selling, general and administrative	25,999	20,223
Research and development	18,039	15,869

Total operating expenses	44,038	36,092

Income from operations	1,085	10,442
Other income (expense), net	2,724	1,950

Income before income taxes	3,809	12,392
Less: Provision for income taxes	1,194	1,141

Consolidated net income	2,615	11,251
Less: Net income attributable to noncontrolling interest	11	7

Net income attributable to Vicor Corporation	$2,604	$11,244

Net income per share attributable to Vicor Corporation:
Basic	$0.06	$0.25
Diluted	$0.06	$0.25
Shares outstanding:
Basic	44,516	44,162
Diluted	45,031	44,907

VICOR CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEET

(Thousands)

	MAR 31,	DEC 31,
	2024	2023
	(Unaudited)	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$239,172	$242,219
Accounts receivable, net	57,604	52,631
Inventories	112,316	106,579
Other current assets	19,173	18,937

Total current assets	428,265	420,366
Long-term deferred tax assets	277	296
Long-term investment, net	2,622	2,530
Property, plant and equipment, net	157,677	157,689
Other assets	16,276	14,006

Total assets	$605,117	$594,887

Liabilities and Equity
Current liabilities:
Accounts payable	$12,438	$12,100
Accrued compensation and benefits	11,636	11,227
Accrued expenses	7,078	5,093
Accrued litigation	6,500	6,500
Sales allowances	3,130	3,482
Short-term lease liabilities	1,812	1,864
Income taxes payable	1,726	746
Short-term deferred revenue and customer prepayments	2,684	3,157

Total current liabilities	47,004	44,169
Long-term deferred revenue	660	1,020
Long-term income taxes payable	2,236	2,228
Long-term lease liabilities	6,094	6,364

Total liabilities	55,994	53,781
Equity:
Vicor Corporation stockholders’ equity:
Capital stock	389,931	384,395
Retained earnings	299,278	296,674
Accumulated other comprehensive loss	(1,390)	(1,273)
Treasury stock	(138,927)	(138,927)

Total Vicor Corporation stockholders’ equity	548,892	540,869
Noncontrolling interest	231	237

Total equity	549,123	541,106

Total liabilities and equity	$605,117	$594,887